                                                                      EXHIBIT 11
              CHAMPION INTERNATIONAL CORPORATION AND SUBSIDIARIES

          Calculation of Primary Earnings (Loss) Per Common Share and Fully Diluted Earnings (Loss) Per Common Share (unaudited)
                       (in thousands, except per share)


                                                                   Three Months Ended
                                                                        March 31,
                                                           ------------------------------------
                                                                 1997               1996
                                                           -----------------  -----------------
 Primary earnings (loss) per common share:
   Net Income (Loss) Applicable to Common Stock             $(37,083)          $ 83,649
                                                            ================   ================


   Average number of common shares outstanding                95,590             95,505
                                                            ================   ================


   Per share                                                  ($0.39)             $0.88
                                                            ================   ================


 Fully diluted earnings (loss) per common share: (1)
   Net Income (Loss) Applicable to Common Stock             $(37,083)          $ 83,649

   Add income effect, assuming conversion of
     dilutive convertible securities                              ---                ---
                                                           -----------------  -----------------

   Net income (loss) on a fully diluted basis               $(37,083)          $ 83,649
                                                            ================   ================


   Average number of common shares outstanding                95,590             95,505

   Add common share effect, assuming conversion
     of dilutive convertible securities                           ---                ---
                                                           -----------------  -----------------
   Average number of common shares outstanding
     on a fully diluted basis                                 95,590             95,505
                                                            ================   ================


   Per share                                                $   (.39)          $    .88
                                                            ================   ================

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 NOTE:

 (1) The computation of fully diluted earnings per common share assumes that the average number of common shares outstanding during the period is increased by the conversion of securities having a dilutive effect, and that net income applicable to common stock is increased by dividends and after-tax interest on such securities.